Exhibit 99.1

ADT REPORTS FIRST QUARTER 2020 RESULTS

Strong revenue, significant cash flow generation, and unit growth during the first quarter
Capital structure enhancements extend maturities and lower borrowing costs
Current environment highlights resiliency of our business model
Continued to serve communities nationwide providing essential services and protection for customers
Updated 2020 full year outlook with strong cash flow generation

BOCA RATON, FL – May 7, 2020 – ADT Inc. (NYSE: ADT), a leading provider of security, automation, and smart home solutions serving consumer and business customers in the United States, today reported the results for its first quarter of 2020.
FIRST QUARTER 2020 HIGHLIGHTS COMPARED TO PRIOR YEAR(1)
•Total revenue of $1,370 million, up 10% from $1,243 million
•Net loss of $300 million, compared to net loss of $66 million
•Net cash provided by operating activities of $250 million, compared to $509 million
•Net cash used in investing activities of $338 million, compared to $400 million
•Net cash provided by financing activities of $158 million, compared to net cash used in financing activities of $380 million
•Adjusted EBITDA of $539 million, compared to $621 million
•Free Cash Flow before special items of $173 million, up from $171 million, despite $66 million increase in cash interest due to quarterly timing of payments
•Trailing twelve-month revenue payback improved to 2.3 years from 2.4 years
•Trailing twelve-month gross customer revenue attrition of 13.5%, an increase of 20 bps

"Financial results were strong for the quarter despite the onset of COVID-19 related disruptions that escalated during the month of March,” stated Jim DeVries, ADT's President and CEO. “Our top priority during the COVID-19 crisis has been and remains the health and well-being of our associates and customers, and we have implemented a number of initiatives and programs in support of these efforts. The resilience of ADT’s business model and strong financial foundation has enabled us to serve our customers uninterrupted during these unprecedented times. As the U.S. economy begins to reopen, ADT will continue to protect the welfare of our associates and customers, while shifting from a moderately defensive stance to a more opportunistic long-term value creation focus.”

FIRST QUARTER 2020 RESULTS(1)(2)
Total revenue was $1,370 million, up 10%, or $127 million year-over-year. Monitoring and related services revenue (“M&S revenue”), which comprised $1,046 million of total revenue, was down 2%, or $24 million over the same period last year. The decrease was primarily due to a reduction of revenue related to the sale of ADT Canada, partially offset by a 2% increase in recurring monthly revenue (“RMR”) in U.S. operations. Installation and other revenue increased $151 million from a year ago. The increase was primarily due to a higher volume of revenue from security equipment sold outright to customers in the initial stage of our recently announced consumer financing enabled revenue model initiative and due to the Defenders Acquisition, partially offset by a decrease due to the sale of ADT Canada. We are transitioning our revenue model initiative to a predominantly Company owned equipment model.
The Company reported a net loss of $300 million, compared to prior year’s net loss of $66 million. The increase in net loss was driven by a settlement of a pre-existing revenue sharing relationship in connection with the Defenders Acquisition, incremental selling, general and administrative expenses related to the consolidation of Defenders’ results that were previously captured in the price ADT paid for customer contracts and capitalized when Defenders was a third party dealer, non-cash charges related to the changes in fair value of interest rate swap contracts, and loss on extinguishment of debt in connection with the redemption of second lien notes. Higher installation and other revenue, net of the associated costs, were a partial offset. Diluted earnings per share was $(0.40) versus $(0.09) in the prior year. Diluted earnings per share before special items was $(0.09) versus $(0.02) in the prior year.
Adjusted EBITDA was $539 million, down 13%, or $82 million year-over-year. The decrease was primarily driven by the effects of the Defenders Acquisition, the sale of ADT Canada, and higher allowances for credit losses as a result of COVID-19.
Trailing twelve-month customer revenue payback improved to 2.3 years from 2.4 years in the first quarter of 2019. The improvement was a result of higher installation revenue, efficient sales and installation spend, and other productivity actions.
Trailing twelve-month gross customer revenue attrition was 13.5%, compared to 13.3%, an increase of approximately 20 basis points year-over-year. The change is primarily due to a higher level of dealer disconnects, partially offset by a lower level of direct residential disconnects.
Net cash provided by operating activities was $250 million, compared to $509 million in the prior year. The decrease was primarily due to the settlement of a pre-existing revenue sharing relationship with Defenders, an increase in interest payments as a result of changes to the timing of interest payments, an increase in selling, general and administrative expenses primarily related to the Defenders Acquisition, an increase in the volume of certain transactions in which equipment was sold outright to customers, and the sale of ADT Canada. The remainder of the activity in cash flows provided by operating activities relates to the timing of certain working capital items.
Net cash used in investing activities was $338 million, compared to $400 million in the prior year. The decrease in cash flows used in investing activities was primarily due to a decrease in the volume of dealer additions and an advanced payment received for dealer charge-backs in connection with the Defenders Acquisition, and a decrease in the volume of subscriber capital expenditures as a result of our consumer financing enabled revenue model initiative. These decreases were partially offset by an increase in cash used for business acquisitions, primarily due to the Defenders Acquisition.
Net cash provided by financing activities was $158 million and consisted of net proceeds of long-term borrowings, which was partially offset by dividend payments on common stock and payments associated with deferred financing fees. In the prior year, net cash used in financing activities was $380 million and consisted primarily of net repayments of long-term borrowings, dividend payments on common stock, and repurchases of common stock.
Free Cash Flow before special items was $173 million, up from $171 million, despite $66 million of additional cash interest resulting from the quarterly timing of annual interest payments. The improvement was driven primarily by lower spending on net subscriber acquisition costs and the net impacts from the timing of certain working capital items. Additional factors offsetting the improvement included the disposition of our Canadian operations and other items in Adjusted EBITDA.

HIGHLIGHTS
COVID-19 Actions – We are committed to protecting our customers and our communities, as well as promoting supportive work environments for our team members. Our call centers are phone screening all residential customers before setting in-home appointments to ensure they can provide a safe work environment for our team members, and to ensure the safety of all customers. We are equipping our customer-facing employees with additional cleaning, sanitation, and protective tools to help protect them and our customers. We are also asking our field teams to conduct daily personal wellness checks before reporting to work. In addition, our field staff are practicing social distancing, reconfirming the customer household is healthy before arriving, using sanitizer and hand-washing before and after the consultation, and conducting all business through digital confirmation (e-signature). Furthermore, we have implemented a temporary, company-wide remote working mandate and implemented flexibility in our attendance policy.
ADT Commercial – ADT Commercial continued to grow its geographic footprint and dedication to serving mid-market, national, and large-scale commercial customers with the acquisition of Alliant Integrators, Inc. of Louisville, KY, in January 2020. This acquisition deepens ADT Commercial’s ability to become an ideal integrator and partner for commercial enterprises in the Kentucky and Southern Indiana regions.
Defenders Acquisition – ADT acquired Defenders, its largest authorized dealer, in January 2020, adding nearly 3,000 team members. The ADT-Defenders relationship goes back 22 years, and the merger provides immediate benefits, including streamlined marketing efficiencies, customer segmentation opportunities, and customer experience improvements. Additional benefits are expected to include lower subscriber acquisition costs, improved revenue payback period and sustainable, long term new account gains.
Consumer Financing Rolls Out Nationwide – ADT’s consumer financing program pilot phase concluded in February and is now available to eligible customers across the United States. ADT customers can now choose to finance their smart home security systems over 24, 36 or 60 months, reducing up-front costs with a consumer-friendly $0 down, 0% interest offer. We believe this initiative will allow our customers to participate in our more advanced offerings while also providing flexible payment arrangements to suit the individual needs of our customers.

NationsBenefits Offers ADT Health Products – ADT has partnered with NationsBenefits®, a leading supplemental benefits company that provides customized healthcare management solutions to managed care organizations, to offer Personal Emergency Response Services (PERS) for Medicare Advantage and Part D Plans starting with plan year 2021. NationsBenefits serves more than 10 million members in the U.S., and the company will enroll eligible members in ADT Health product offerings, including Medical Alert Basic, Medical Alert Plus, and On-The-Go, through its NationsResponse program. This partnership represents a new channel for ADT Health with significant growth potential.
Debt Refinancing – In January 2020, we issued $1,300 million principal amount of 6.250% second-priority senior secured notes due 2028. The proceeds, along with cash on hand, were used to redeem the outstanding $1,246 million aggregate principal amount of 9.250% second-priority senior secured notes due 2023 in full and pay related fees and expenses in connection with the transaction.
Quarterly Dividend – Effective May 7, 2020, the Company’s board of directors declared a cash dividend of $0.035 per share to common stockholders of record as of June 18, 2020. This dividend will be paid on July 2, 2020.

2020 UPDATED FINANCIAL OUTLOOK(2)

The Company is updating the following financial guidance for 2020:

(in millions)	2020 Original	2020 Revised
Total Revenue	$5,000 - $5,300	$5,000 - $5,300
Adjusted EBITDA	$2,175 - $2,250	$2,075 - $2,175
Free Cash Flow before special items	$630 - $670	$600 - $700

Updated Financial Outlook assumes disruption to the Company’s operations, primarily new sales, during the second quarter due to stay at home restrictions and related COVID-19 impacts, followed by a return to normal activity but in a moderately recessionary environment in the third and fourth quarters of 2020.
The Company is continuing to integrate the January 2020 acquisition of Defenders and is assessing the progress of a successful February 2020 national launch of a new consumer financing program. Both initiatives require further evaluation, decisions, and actions that may impact our 2020 operating results and financial presentation, as well as the accounting treatment of the above metrics. In conjunction with both initiatives, the Company is planning to convert the majority of residential transactions to the Company’s historical ADT ownership model during the course of 2020.
The Company is not providing a quantitative reconciliation of its updated financial outlook for Adjusted EBITDA and Free Cash Flow before special items to net income (loss) and net cash provided by operating activities, which are their respective corresponding GAAP measures, because these GAAP measures that are excluded from the Company’s non-GAAP financial outlook are difficult to reliably predict or estimate without unreasonable effort due to their dependence on future uncertainties, such as special items discussed below under the heading — “Non-GAAP Measures—Adjusted EBITDA” and “Non-GAAP Measures—Free Cash Flow before special items.” Additionally, information that is currently not available to the Company could have a potentially unpredictable and potentially significant impact on its future GAAP financial results.
____________________________

(1)	All variances are year-over-year unless otherwise noted. Adjusted EBITDA, Free Cash Flow before special items, and Diluted earnings per share before special items are non-GAAP measures. Refer to the “Non-GAAP Measures” section for the definitions of these terms and reconciliations to the most comparable GAAP measures. The operating metrics Gross Customer Revenue Attrition, Unit Count, RMR, RMR additions, and Revenue Payback are approximated as there may be variations to reported results in each period due to certain adjustments the Company might make in connection with the integration over several periods of acquired companies that calculated these metrics differently, or otherwise, including periodic reassessments and refinements in the ordinary course of business. These refinements, for example, may include changes due to systems conversion or historical methodology differences in legacy systems.

(2)	Guidance excludes 3G and Code-Division Multiple Access (“CDMA”) radio conversion costs. There are many variables involved in those costs, including retention levels, system upgrade rates, revenue opportunities, cost-sharing opportunities, and possible technology solutions. The Company continues to estimate the range of costs for this replacement program at $200 million to $325 million, of which ADT incurred $25 million during 2019, an incremental $7 million during the first quarter, and we expect to incur $50 million to $100 million during the entirety of 2020. This range is net of any revenue the Company collects from customers associated with these radio replacements and cellular network conversions.

Media Inquiries:	Investor Relations:
Paul Wiseman - ADT paulwiseman@adt.com	Derek Fiebig - ADT tel: 561.226.2892 derekfiebig@adt.com

Conference Call
Management will discuss the Company’s first quarter of 2020 results during a conference call and webcast today beginning at 5:00 p.m. (ET). The conference call can be accessed as follows:
•By dialing 1-888-599-8686 (domestic) or 1-720-543-0214 (international) and requesting the ADT First Quarter 2020 Earnings Conference Call
•Live webcast accessed through ADT’s website at investor.adt.com

An audio replay of the conference call will be available from approximately 8:00 p.m. ET on May 7, 2020, until 11:59 p.m. ET on May 21, 2020, and can be accessed by dialing 1-844-512-2921 (domestic) or 1-412-317-6671 (international), and providing the passcode, 9338767 or by accessing ADT's website at investor.adt.com. A slide presentation highlighting the Company’s results will also be available on the Investor Relations section of the Company’s website.
From time to time, the Company may use its website as a channel of distribution of material Company information. Financial and other material information regarding our Company is routinely posted on and accessible at investor.adt.com.

About ADT Inc.

ADT is a leading provider of security, automation, and smart home solutions serving consumer and business customers through more than 200 locations, 9 owned and operated monitoring centers, and the largest network of security professionals in the United States. The Company offers many ways to help protect customers by delivering lifestyle-driven solutions via professionally installed, do-it-yourself, mobile, and digital-based offerings for residential, small business, and larger commercial customers. For more information, please visit www.adt.com or follow us on Twitter, LinkedIn, Facebook, and Instagram.

NON-GAAP MEASURES
To provide investors with additional information in connection with our results as determined in accordance with generally accepted accounting principles in the United States (“GAAP”), we disclose Adjusted EBITDA, Adjusted EBITDA margin, Free Cash Flow, Free Cash Flow before special items, Net Income (Loss) before special items, and Diluted Earnings Per Share (“EPS”) before special items as non-GAAP measures. These measures are not financial measures calculated in accordance with GAAP and should not be considered as a substitute for net income, operating income, cash flows, or any other measure calculated in accordance with GAAP, and may not be comparable to similarly titled measures reported by other companies.
Adjusted EBITDA
We believe that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors about our operating profitability adjusted for certain non-cash items, non-routine items that we do not expect to continue at the same level in the future, as well as other items that are not core to our operations. Further, we believe Adjusted EBITDA provides a meaningful measure of operating profitability because we use it for evaluating our business performance, making budgeting decisions, and comparing our performance against that of other peer companies using similar measures.
We define Adjusted EBITDA as net income or loss adjusted for (i) interest, (ii) taxes, (iii) depreciation and amortization, including depreciation of subscriber system assets and other fixed assets and amortization of dealer and other intangible assets, (iv) amortization of deferred costs and deferred revenue associated with subscriber acquisitions, (v) share-based compensation expense, (vi) merger, restructuring, integration, and other, (vii) losses on extinguishment of debt, (viii) radio conversion costs, (ix) financing and consent fees, (x) foreign currency gains/losses, (xi) acquisition related adjustments, and (xii) other charges and non-cash items.
There are material limitations to using Adjusted EBITDA. Adjusted EBITDA does not take into account certain significant items, including depreciation and amortization, interest, taxes, and other adjustments which directly affect our net income or loss. These limitations are best addressed by considering the economic effects of the excluded items independently and by considering Adjusted EBITDA in conjunction with net income or loss as calculated in accordance with GAAP. The Adjusted EBITDA discussion above is also applicable to its margin measure, which is calculated as Adjusted EBITDA as a percentage of monitoring and related services revenue.
Free Cash Flow
We believe that the presentation of Free Cash Flow is appropriate to provide additional information to investors about our ability to repay debt, make other investments, and pay dividends.
We define Free Cash Flow as cash flows from operating activities less cash outlays related to capital expenditures. We define capital expenditures to include purchases of property, plant, and equipment; subscriber system asset additions; and accounts purchased through our network of authorized dealers or third parties outside of our authorized dealer network. These items are subtracted from cash flows from operating activities because they represent long-term investments that are required for normal business activities.

Free Cash Flow adjusts for cash items that are ultimately within management’s discretion to direct, and therefore, may imply that there is less or more cash that is available than the most comparable GAAP measure. Free Cash Flow is not intended to represent residual cash flow for discretionary expenditures since debt repayment requirements and other non-discretionary expenditures are not deducted. These limitations are best addressed by using Free Cash Flow in combination with the cash flows as calculated in accordance with GAAP.
Free Cash Flow before special items
We define Free Cash Flow before special items as Free Cash Flow adjusted for payments related to (i) financing and consent fees, (ii) restructuring and integration, (iii) integration related capital expenditures, (iv) radio conversion costs, and (v) other payments or receipts that may mask our operating results or business trends. As a result, subject to the limitations described below, Free Cash Flow before special items is a useful measure of our cash available to repay debt, make other investments, and pay dividends.
Free Cash Flow before special items adjusts for cash items that are ultimately within management’s discretion to direct, and therefore, may imply that there is less or more cash that is available than the most comparable GAAP measure. Free Cash Flow before special items is not intended to represent residual cash flow for discretionary expenditures since debt repayment requirements and other non-discretionary expenditures are not deducted. These limitations are best addressed by using Free Cash Flow before special items in combination with the GAAP cash flow numbers.
Net Income (Loss) before special items and Diluted EPS before special items
Net Income (Loss) before special items is defined as net income (loss) adjusted for (i) merger, restructuring, integration, and other, (ii) financing and consent fees, (iii) foreign currency gains/losses, (iv) losses on extinguishment of debt, (v) radio conversion costs, (vi) share-based compensation expense, (vii) the change in the fair value of interest rate swaps not designated as hedges, (viii) acquisition related adjustments, (ix) other charges and non-cash items, and (x) the impact these adjusted items have on taxes. Diluted EPS before special items is diluted EPS adjusted for the items above. The difference between Net Income (Loss) before special items and Diluted EPS before special items, and net income (loss) and diluted EPS (the most comparable GAAP measures) consists of the impact of the special items noted above on the applicable GAAP measure. We believe that Net Income (Loss) and Diluted EPS both before special items are benchmarks used by analysts and investors who follow the industry for comparison of its performance with other companies in the industry, although our measures may not be directly comparable to similar measures reported by other companies. The limitation of these measures is that they exclude the impact (which may be material) of items that increase or decrease our reported operating income, operating margin, net income or loss, and EPS. This limitation is best addressed by using the non-GAAP measures in combination with the most comparable GAAP measures in order to better understand the amounts, character, and impact of any increase or decrease on reported results.

FORWARD-LOOKING STATEMENTS
ADT has made statements in this press release and other reports, filings, and other public written and verbal announcements that are forward-looking and therefore subject to risks and uncertainties, including under the heading 2020 Updated Financial Outlook. All statements, other than statements of historical fact, included in this document are, or could be, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are made in reliance on the safe harbor protections provided thereunder. These forward-looking statements relate to anticipated financial performance, management’s plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions, our ability to successfully respond to the challenges posed by the COVID-19 pandemic, and other matters. Any forward-looking statement made in this press release speaks only as of the date on which it is made. ADT undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. Forward-looking statements can be identified by various words such as “expects,” “intends,” “will,” “anticipates,” “believes,” “confident,” “continue,” “propose,” “seeks,” “could,” “may,” “should,” “estimates,” “forecasts,” “might,” “goals,” “objectives,” “targets,” “planned,” “projects,” and similar expressions. These forward-looking statements are based on management’s current beliefs and assumptions and on information currently available to management. ADT cautions that these statements are subject to risks and uncertainties, many of which are outside of ADT’s control, and could cause future events or results to be materially different from those stated or implied in this document, including among others, risk factors that are described in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein.

ADT INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
(Unaudited)

	March 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$118	$49
Accounts receivable, net	270	287
Inventories, net	129	104
Work-in-progress	36	34
Prepaid expenses and other current assets	166	151
Total current assets	719	625
Property and equipment, net	340	329
Subscriber system assets, net	2,687	2,739
Intangible assets, net	6,475	6,670
Goodwill	5,217	4,960
Deferred subscriber acquisition costs, net	538	513
Other assets	286	248
Total assets	$16,263	$16,084

Liabilities and stockholders' equity
Current liabilities:
Current maturities of long-term debt	$59	$58
Accounts payable	284	242
Deferred revenue	349	342
Accrued expenses and other current liabilities	556	477
Total current liabilities	1,248	1,120
Long-term debt	9,899	9,634
Deferred subscriber acquisition revenue	684	674
Deferred tax liabilities	1,061	1,166
Other liabilities	476	305
Total liabilities	13,368	12,899

Total stockholders' equity	2,895	3,184
Total liabilities and stockholders' equity	$16,263	$16,084
Note: amounts may not add due to rounding

ADT INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)
(Unaudited)

	For the Three Months Ended
	March 31, 2020	March 31, 2019
Monitoring and related services	$1,046	$1,070
Installation and other	324	173
Total revenue	1,370	1,243
Cost of revenue (exclusive of depreciation and amortization shown separately below)	408	326
Selling, general and administrative expenses	453	325
Depreciation and intangible asset amortization	489	496
Merger, restructuring, integration, and other	109	6
Operating (loss) income	(89)	90
Interest expense, net	(225)	(159)
Loss on extinguishment of debt	(66)	(22)
Other income	2	1
Loss before income taxes	(378)	(89)
Income tax benefit	78	22
Net loss	$(300)	$(66)

Net loss per share:
Basic and diluted	$(0.40)	$(0.09)

Weighted-average number of shares:
Basic and diluted	759	756
Note: amounts may not add due to rounding

ADT INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(Unaudited)

	For the Three Months Ended
	March 31, 2020	March 31, 2019
Cash flows from operating activities:
Net loss	$(300)	$(66)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and intangible asset amortization	489	496
Amortization of deferred subscriber acquisition costs	23	18
Amortization of deferred subscriber acquisition revenue	(29)	(24)
Share-based compensation expense	23	24
Deferred income taxes	(83)	(24)
Provision for losses on receivables and inventory	46	13
Loss on extinguishment of debt	66	22
Unrealized loss on interest rate swap contracts	70	4
Other non-cash items, net	49	26
Changes in operating assets and liabilities, net of the effects of acquisitions:
Deferred subscriber acquisition costs	(48)	(46)
Deferred subscriber acquisition revenue	40	63
Other, net	(94)	4
Net cash provided by operating activities	250	509
Cash flows from investing activities:
Dealer generated customer accounts and bulk account purchases	(62)	(163)
Subscriber system assets	(65)	(145)
Capital expenditures	(35)	(38)
Acquisition of businesses, net of cash acquired	(180)	(54)
Other investing, net	3	—
Net cash used in investing activities	(338)	(400)
Cash flows from financing activities:
Proceeds from long-term borrowings	1,640	—
Repayment of long-term borrowings, including call premiums	(1,438)	(332)
Dividends on common stock	(26)	(26)
Repurchases of common stock	—	(22)
Deferred financing costs	(14)	—
Other financing, net	(4)	—
Net cash provided by (used in) financing activities	158	(380)

Effect of currency translation on cash	—	1

Net increase (decrease) in cash and cash equivalents and restricted cash and cash equivalents	69	(270)
Cash and cash equivalents and restricted cash and cash equivalents at beginning of period	49	367
Cash and cash equivalents and restricted cash and cash equivalents at end of period	$118	$97
Note: amounts may not add due to rounding

ADT INC. AND SUBSIDIARIES
U.S. GAAP to Non-GAAP RECONCILIATIONS
(Unaudited)
Adjusted EBITDA

	For the Three Months Ended
(in millions)	March 31, 2020	March 31, 2019
Net loss	$(300)	$(66)
Interest expense, net	225	159
Income tax benefit	(78)	(22)
Depreciation and intangible asset amortization	489	496
Amortization of deferred subscriber acquisition costs	23	18
Amortization of deferred subscriber acquisition revenue	(29)	(24)
Share-based compensation expense	23	24
Merger, restructuring, integration and other	109	6
Loss on extinguishment of debt	66	22
Radio conversion costs, net(1)	7	—
Financing and consent fees(2)	5	1
Foreign currency gains(3)	—	(1)
Acquisition related adjustments(4)	1	8
Other(5)	(1)	2
Adjusted EBITDA	$539	$621

Net loss to total revenue ratio	(21.9)%	(5.3)%
Adjusted EBITDA Margin (as percentage of M&S Revenue)	51.6%	58.0%
Note: amounts may not add due to rounding
_______________________
(1) Represents costs, net of any incremental revenue earned, associated with replacing cellular technology used in many of our security systems pursuant to a replacement program.
(2) Represents fees expensed associated with financing transactions.
(3) Represents the conversion of intercompany loans that are denominated in Canadian dollars to U.S. dollars.
(4) Represents amortization of purchase accounting adjustments and compensation arrangements related to acquisitions.
(5) Represents other charges and non-cash items.

ADT INC. AND SUBSIDIARIES
U.S. GAAP to Non-GAAP RECONCILIATIONS (continued)
(Unaudited)
Free Cash Flow Before Special Items

	For the Three Months Ended
(in millions)	March 31, 2020	March 31, 2019
Net cash provided by operating activities	$250	$509
Net cash used in investing activities	(338)	(400)
Net cash provided by (used in) financing activities	158	(380)

Net cash provided by operating activities	$250	$509
Dealer generated customer accounts and bulk account purchases	(62)	(163)
Subscriber system assets	(65)	(145)
Capital expenditures	(35)	(38)
Free Cash Flow	89	163
Financing and consent fees	5	—
Restructuring and integration payments	7	3
Integration related capital expenditures	5	—
Radio conversion costs, net	3	—
Other, net(1)	65	4
Free Cash Flow before special items	173	171
Note: amounts may not add due to rounding
_______________________
(1) The three months ended March 31, 2020 included $81 million related to the settlement of a pre-existing relationship, partially offset by $25 million related to an unrealized advance payment received for estimated charge-backs, both of which were in connection with the Defenders Acquisition.

ADT INC. AND SUBSIDIARIES
U.S. GAAP to Non-GAAP RECONCILIATIONS (continued)
(Unaudited)

Net Loss Before Special Items

	For the Three Months Ended
(in millions)	March 31, 2020	March 31, 2019
Net loss	$(300)	$(66)
Merger, restructuring, integration, and other	109	6
Financing and consent fees(1)	5	1
Foreign currency gains(2)	—	(1)
Loss on extinguishment of debt	66	22
Radio conversion costs, net(3)	7	—
Share-based compensation expense	23	24
Interest rate swaps, net(4)	70	3
Acquisition related adjustments(5)	1	8
Other(6)	(1)	2
Tax adjustments(7)	(47)	(14)
Net loss before special items	$(67)	$(16)
Note: amounts may not add due to rounding
_______________________
(1) Represents fees expensed associated with financing transactions.
(2) Represents the conversion of intercompany loans that are denominated in Canadian dollars to U.S. dollars.
(3) Represents costs, net of any incremental revenue earned, associated with replacing cellular technology used in many of our security systems pursuant to a replacement program.
(4) Primarily represents the change in the fair value of interest rate swaps not designated as hedges.
(5) Represents amortization of purchase accounting adjustments and compensation arrangements related to acquisitions.
(6) Represents other charges and non-cash items.
(7) Represents tax impact on special items.
Diluted EPS Before Special Items

	For the Three Months Ended
(in millions, except per share data)	March 31, 2020	March 31, 2019
Diluted EPS (GAAP)	$(0.40)	$(0.09)
Impact of special items	0.37	0.09
Impact of tax adjustments	(0.06)	(0.02)
Diluted EPS before special items	$(0.09)	$(0.02)

Diluted weighted-average number of shares outstanding	759	756
Note: amounts may not add due to rounding